Exhibit 4.4(b)



                            WHITE RIVER CAPITAL, INC.

                                  SECURED NOTE


$15,000,000.00                                        ____________________, 2005

     FOR VALUE RECEIVED, White River Capital, Inc., an Indiana corporation (the "Company"), promises to pay to the order of Richard M. DeVos Charitable Lead Annuity Trust No. 2 ("Holder") of 126 Ottawa NW, Suite 500, Grand Rapids, Michigan 49503, the sum of Fifteen Million and 00/100 Dollars ($15,000,000.00) together with interest at the rate of 10.75% per annum or at the Default Rate, as hereinafter defined, (computed in either case on the basis of a 360-day year of twelve 30-day months) payable as follows:

          (i) Interest shall be payable in arrears quarterly on the first day of each July, October, January and April beginning on July 1, 2005 and at maturity.

          (ii) Principal shall be payable in sixteen (16) quarterly installments of $937,500.00, commencing July 1, 2006, and continuing on the first business day of each of the 15 calendar quarters thereafter with the final payment of principal and accrued interest due and payable April 1, 2010. In any event, all principal and accrued interest hereunder shall be due and payable April 1, 2010.

All payments of interest and principal shall be made by wire transfer of immediately available funds to the account specified from time to time by Holder to Company.

     2. Guaranty and Pledge. This Note is secured by (i) a pledge of 100% of the ownership interests in Coastal Credit, LLC, a Virginia limited liability company ("Coastal"), pursuant to a Pledge Agreement, dated the date hereof, between the Company and the Holder and (ii) by the Subordinated Guaranty of Coastal, dated the date hereof.

     3. Redemption. This Note may be tendered for redemption by Holder at its face value plus accrued interest and plus the Prepayment Premium as defined in Paragraph 4, below, on fifteen (15) days' notice, with such redemption to occur at any time after or simultaneously in connection with (i) a sale of all, or substantially all of the Company's assets or (ii) a transfer of (A) more than fifty percent (50%) of the Company's outstanding voting stock through sale, merger or consolidation, (these events, each, individually, a "Change of Control").

     4. Optional Prepayment. The Company may prepay this Note at any time after the date two years after the original issue date of the Note in whole or ratably in part, at a price equal to 100% of the principal amount being so prepaid plus
(i) accrued and unpaid interest on such amount to and including the date of prepayment, and (ii) the Prepayment Premium, if any, with respect to the principal amount so prepaid; provided, however, that any such prepayment shall, in the event less than all outstanding principal is being prepaid, be in a principal amount of not less than $100,000. "Prepayment Premium" shall mean the following:

          (i) 2% of the principal amount prepaid if such prepayment is made on or after July 1, 2007 but before July 1, 2008;

          (ii) 1% of the principal amount prepaid if such prepayment is made on or after July 1, 2008 but before July 1, 2009; or

          (iii) 0% of the principal amount prepaid if such prepayment is made on or after July 1, 2009 but before April 1, 2010.

     5. Default and Remedies. An "Event of Default' shall exist if any of the following conditions or events shall occur and be continuing:

          (i) Payment Default. The Company shall fail to make any payment of principal or interest on this Note on the date due and such failure continues for a period of fifteen (15) days.

          (ii) Covenant Breach. The Company shall fail duly and punctually to perform or observe any other obligation set forth in this Agreement or any Collateral Document and such default shall not have been corrected or waived within 30 days after any executive officer has knowledge thereof or the Company receives notice thereof from the Holder; or

          (iii) Misrepresentations. Any representation or warranty made by the Company in the Note Purchase Agreement or in the Pledge Agreement proves to have been false on the Closing date hereof in any respect that has a Material Adverse Effect on the Company and its subsidiaries (including Coastal) taken as a whole.

          (iv) Cross-Default. An event of default under a Material Debt Agreement shall occur and the effect of any such event is to cause, or to permit the holder or holders of debt under such Material Debt Agreement to declare an aggregate amount exceeding $250,000 to be due prior to its stated maturity and such event of default shall not have been cured within any applicable period of grace;

          (v) Unsatisfied Judgment. The Company or Coastal Credit, LLC shall fail to satisfy, bond or stay the execution by appropriate proceedings of any judgment rendered against it in excess of $250,000; or

          (vi) Voluntary Bankruptcy. The Company or any subsidiary, including Coastal Credit, LLC, shall file a voluntary petition in bankruptcy or a voluntary petition or answer seeking liquidation, reorganization, arrangement, readjustment of its debts, or for any other relief under the United States Bankruptcy Code ("Bankruptcy Code"), or under any other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws affecting the rights of creditors generally (together with the Bankruptcy Code, collectively each a "Debtor Relief Law"); or the Company or any subsidiary



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     shall apply for or permit the  appointment by consent or  acquiescence of a receiver, custodian or trustee of Company or any subsidiary for all or a substantial part of its property; or Company or any Subsidiary shall make an assignment for the benefit of creditors. The pendency of, and any developments in, UAC's Case shall not constitute an Event of Default.

          (vii) Involuntary Bankruptcy. There shall have been filed against Company or any subsidiary, including Coastal Credit, LLC, an involuntary petition in bankruptcy or seeking liquidation, reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code or any other Debtor Relief Law that is not dismissed or stayed within 60 days; Company or any subsidiary shall suffer or permit the involuntary appointment of a receiver, custodian or trustee of Company or any subsidiary or for all or a substantial part of its property; or Company or any subsidiary shall suffer or permit the issuance of a warrant of attachment, execution or similar process against all or any substantial part of the property of Company or any Subsidiary. The pendency of, and any developments in, UAC's Case shall not constitute an Event of Default.

     6. Remedies. On the occurrence and during the continuance of any Event of Default subject only to prior receipt by Holder of payment in full of all Obligations then outstanding Holder shall have all of the rights and remedies set forth below, and it may exercise any one or more, or all of such remedies, in its sole discretion, without thereby waiving any of the others.

          (a) Acceleration of the Obligations. If the Event of Default arises under either Section 5(vi) or 5(vii), then all of the Obligations shall be deemed immediately due and payable; otherwise, in respect of any other Event of Default, Holder, at its option, may declare all of the Obligations to be immediately due and payable, whereupon the same shall become immediately due and payable without presentment, demand, protest, notice of nonpayment or any other notice required by law, all of which are hereby waived by Company, anything contained herein to the contrary notwithstanding. Thereafter, Holder, at its option, may, but shall not be obligated to, accept less than the entire amount of Obligations due, if tendered, provided, however, that unless then agreed to in writing by Holder, no such acceptance shall or shall be deemed to constitute a waiver of any Event of Default, or a reinstatement of any commitments of Holder hereunder.

          (b) Default Interest. (c) Upon the occurrence of an Event of Default and during the continuance thereof, interest on this Note shall accrue at the rate of 13.75% per annum (the "Default Rate").

          (d) Remedies of a Secured Party. Holder shall thereupon have the rights and remedies of a secured party under any and all laws in effect on the date thereof (regardless whether the same has been enacted in the jurisdiction where the rights or remedies are asserted), including, without limitation, the Uniform Commercial Code as adopted in the State of Indiana ("UCC"), and including, without limitation, the right to take possession of any of the collateral or the proceeds thereof, to sell or otherwise dispose of the same, and to apply the proceeds therefrom to any of the Obligations in such order as Holder, in its sole discretion, may elect. Holder shall give Company written notice of the time and place of any public sale of the collateral or the time after which any other intended disposition thereof is to be made. The requirement of sending reasonable notice shall be met if such notice is given to the Company at least ten (10) days before such disposition.



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     Expenses of retaking, holding, insuring, preserving,  protecting, preparing for sale or selling or the like with respect to the collateral shall include, in any event, reasonable attorneys' fees and other legally recoverable collection expenses, all of which shall constitute Obligations. Holder may sell the collateral without giving any warranties as to the collateral and may specifically disclaim any warranties of title or the like, and in so doing any of the foregoing will not be considered to affect adversely the commercial reasonableness of any sale of the collateral.

          (e) Other Remedies. Unless and except to the extent expressly provided for to the contrary herein, the rights of Holder specified herein shall be in addition to, and not in limitation of, Holder's rights under the UCC, as amended from time to time, any other statute or rule of law or equity, or under any other provision of any of the Collateral Documents, or under the provisions of any other document, instrument or other writing executed by Company or any third party in favor of Holder, all of which may be exercised successively or concurrently.

          (f) Waivers by Debtor. Company hereby waives, to the extent the same may be waived under applicable law: (a) all claims, causes of action and rights of Company against Holder on account of actions taken or not taken by Holder in the exercise of Holder's rights or remedies hereunder, under this Note or any of the Collateral Documents or under applicable law; (b) all claims of Company for failure of Holder to comply with any requirement of applicable law relating to enforcement of Holder's rights or remedies hereunder, under this Note or any of the Collateral Documents or under applicable law; (c) in the event Holder seeks to repossess any or all of the collateral by judicial proceedings, any bond(s) or demand(s) for possession which otherwise may be necessary or required; (d) presentment, demand for payment, protest and notice of non-payment and all exemptions;
     (e) any and all other notices or demands which by applicable law must be given to or made upon Company by Holder; (f) settlement, compromise or release of the obligations of any person primarily or secondarily liable upon any of the Obligations; (g) substitution, impairment, exchange or release of any collateral for any of the Obligations; and (h) relief from valuation or appraisement laws. Company agrees that Holder may exercise any or all of its rights and/or remedies, under this Note or any of the Collateral Documents and under applicable law without resorting to and without regard to any collateral or sources of liability with respect to any of the Obligations.

     7. Disclaimer. Holder expressly acknowledges and agrees that this Note is not an obligation of Union Acceptance Corporation and is not secured by any asset of Union Acceptance Corporation or any subsidiary of Union Acceptance Corporation.

     8. Note Purchase Agreement; Definitions. This Note is issued to Holder pursuant to the Note Purchase Agreement, dated March 9, 2005, between the Company and Richard M. DeVos Charitable Lead Annuity Trust No. 2 ("Note Purchase Agreement") which supplements and governs the terms of this Note. Capitalized terms used, but not defined, herein, have the meanings given them in the Note Purchase Agreement.

                            [signature page follows]




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     IN WITNESS WHEREOF,  the Company has caused this Note to be executed on its behalf by its authorized officer on the date first written above.



                                           WHITE RIVER CAPITAL, INC.




                                           By:
                                              ----------------------------------
                                               Mark R. Ruh, President


THIS NOTE HAS NOT BEEN REGUSTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH SUCH REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM.



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